Exhibit 10.2

EXPEDIA, INC. STOCK OPTION AGREEMENT
THIS AGREEMENT (this “Agreement”), dated September 15, 2017, is entered into by and between Expedia, Inc., a Delaware corporation (the “Corporation”) and Mark Okerstrom (the “Participant”). All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the Amended and Restated Employment Agreement (“Employment Agreement”), by and between Participant and the Corporation, effective as of September 15, 2017, as amended from time to time.

1.	Award of Stock Option
Subject to the provisions of this Agreement and the Plan, the Corporation hereby grants to the Participant on September 15, 2017 (the “Grant Date”) an option to purchase 300,000 Shares, at the exercise price of $142.13 per Share ( the “Stock Option”). The Stock Option shall be a Nonqualified Stock Option. Unless earlier terminated pursuant to the terms of this Agreement, the Stock Option shall expire on the seventh anniversary of the Grant Date.
2.    Vesting
Subject to (a) the terms and conditions of this Agreement and the provisions of the Plan, and (b) the Participant’s continuous employment by the Corporation or one of its Subsidiaries or Affiliates through the applicable vesting date, the Stock Option shall vest and become exercisable on September 15, 2021 if the average closing price of a Share during (x) the period commencing September 16, 2020 through September 15, 2021, or (y) the period commencing March 16, 2021 through September 15, 2021 equals or exceeds $200 (subject to equitable adjustment in the case of an adjustment pursuant to Section 3(d) of the Plan, the “Stock Price Goal”).
3.    Termination of Employment; Change in Control.
(a)    Termination of Employment. Except as set forth below, Section 5(i) of the Plan shall govern the treatment of the Stock Option upon Participant’s Termination of Employment. For the avoidance of doubt, Section 5(i)(iv) of the Plan shall not govern the treatment of Participant’s Stock Option upon Participant’s Termination of Employment for Good Reason or without Cause; the treatment of the Stock Option under such circumstances shall be governed by Section 3(a)(i)-(iii) of this Agreement.
(i)    For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings ascribed to such terms set forth in the Employment Agreement.
(ii)    In the event of Participant’s Termination of Employment prior to September 30 2021 by the Participant for Good Reason or by the Corporation without Cause, other than by reason of death or Disability, subject to (A) Participant’s compliance with the restrictive covenants set forth in Section 2 of the Employment Agreement, and (B) Participant signing and not revoking a separation agreement and release of claims in favor of the Corporation and its affiliates in a form that is satisfactory to the Corporation that becomes effective no later than sixty (60) days following Participant’s employment termination date or such earlier date required by the release agreement, the Stock Option shall remain outstanding, and, if the Stock Price Goal is satisfied, the Stock Option shall vest on September 15, 2021 as to 6,250 Shares for each full month from and after September 30, 2017 through the one-year anniversary of Participant’s Termination of Employment (subject to a maximum of 300,000 Shares) and the unvested portion of the Stock Option shall be forfeited and canceled.
(iii)    In the event of Participant’s Termination of Employment by the Participant for Good Reason or by the Corporation without Cause, other than by reason of death or Disability, the vested portion of the Stock Option (including any portion that vests pursuant to this Section 3) shall remain exercisable until September 15, 2024.
(b)    Change in Control. In the event of a Change in Control, the Stock Option immediately shall vest in full.
4.    Terms of Employment; Termination of Employment by the Corporation for Cause
(a)    Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ or service of the Corporation or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate the Participant’s employment or service at any time.

(b)    In the event the Participant exercises any portion of the Stock Option within two years prior to the Participant’s Termination of Employment for Cause, the Participant agrees that the Corporation shall be entitled to recover from the Participant, at any time within two years following such exercise, and the shall pay over to the Corporation, the excess of (i) the aggregate Fair Market Value of the Common Stock subject to such exercise on the date of exercise over (ii) the aggregate exercise price of the Common Stock subject to such exercise on the date of exercise.

5.	Taxes and Withholding
No later than the date as of which an amount in respect of the Stock Option first becomes includible in the Participant’s gross income for federal, state, local or foreign income or employment or other tax purposes, the Participant shall pay to the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount and the Corporation shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant (either directly or indirectly through its agent), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares of Common Stock issuable to the Participant upon exercise of the Participant’s Stock Option until the Corporation or the agent selected by the Corporation to manage the Plan under which the Stock Option has been issued (the “Agent”) has received from the Participant (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any portion of such Stock Option.

6.	Conflicts and Interpretation
Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event of any (x) conflict between any information posted on the

Morgan Stanley Benefit Access System or successor system and this Agreement, the Plan and/or the books and records of the Corporation or (y) ambiguity in any information posted on the Morgan Stanley Benefit Access System or successor system, this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.
7.    Data Protection
The Participant authorizes the release from time to time to the Corporation (and any of its Subsidiaries or Affiliates) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Participant permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Participant hereby authorizes the Relevant Information to be transferred to any jurisdiction that the Corporation, his or her employing company or the Agent considers appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
8.    Amendment
The Committee may unilaterally amend the Stock Option, prospectively or retroactively, but no such amendment shall, without the Participant’s consent, materially impair the rights of the Participant with respect to the Stock Option, except such an amendment made to cause the Stock Option to comply with applicable law, stock exchange rules or accounting rules.
9.    Notification of Changes
Any changes to this Agreement shall be communicated (either directly by the Corporation or indirectly through any of its Subsidiaries, Affiliates or the Agent) to the Participant electronically via email (or otherwise in writing) promptly after such change becomes effective.
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IN WITNESS WHEREOF, as of the Grant Date, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Participant has hereunto set the Participant’s hand. Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to the Participant (including through an online acceptance process managed by the Agent) shall constitute execution of the Agreement by the Participant.

EXPEDIA, INC.

/s/ Robert J. Dzielak
By:	Robert J. Dzielak
Title:	Executive Vice President, General Counsel and Secretary

Mark Okerstrom, Participant

/s/ Mark D. Okerstrom